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                                                                   EXHIBIT 10.35

                              AMENDMENT OF SUBLEASE

     THIS AMENDMENT OF SUBLEASE (hereinafter referred to as the "Amendment") made as of the 12th day of July, 2002, between Metropolitan Life Insurance Company, a New York corporation, hereinafter referred to as the "Sublessor," and The First Marblehead Corporation, a Delaware corporation, hereinafter referred to as the "Sublessee".

     WITNESSETH, THAT:

     WHEREAS, Sublessor and Sublessee entered into that certain sublease agreement (hereinafter referred to as the "Original Sublease") dated as of March 29, 2002, pursuant to which Sublessor leased to Sublessee certain office space containing approximately 22,500 rentable square feet (hereinafter referred to as the "Original Subleased Premises") on the 6th Floor of the building located at 31 Saint James Avenue, Boston, MA (hereinafter referred to as the "Building"), for a term ending March 30, 2004, at an annual rent as therein provided; and

     WHEREAS it is the intention of the parties to modify and amend the Original Sublease.

     NOW THEREFORE, for and in consideration of the sum of one dollar ($1.00) paid by each of the parties hereto to the other, and in further consideration of the mutual covenants and promises herein contained, the sufficiency and receipt of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

     1. All capitalized terms used herein shall have the same meaning ascribed to them in the Original Sublease, unless otherwise indicated. For the purposes of this Amendment, the term "Sublease" shall mean the Original Sublease, as amended by this Amendment.

     2.   (a)   Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor the Expansion Space (as herein defined) upon the terms, covenants and conditions of the Sublease. For the purposes of this Amendment, the term "Expansion Space" shall mean the office space and telephone switch room on the 6th Floor of the Building, containing approximately 22,500 rentable square feet; the location of the Expansion Space is cross-hatched on Schedule I attached hereto and made a part hereof.

          (b) The term of this Amendment shall commence on the later to occur of June 1, 2002 and the date Prime Lessor gives its written consent to this Amendment (said later date being hereinafter referred to as the "Effective Date") and shall expire on March 30, 2004, unless sooner terminated pursuant to the terms of the Lease, the Sublease, or any provision of applicable law. From and after the Effective Date, the term "Subleased Premises", as used in the Sublease, shall mean the Original Subleased Premises and the Expansion Space.

          (c) This Amendment shall be contingent upon Sublessor obtaining the written consent of Prime Lessor. Such consent shall be evidenced by Prime Lessor's

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execution hereof or by other appropriate written evidence. Such consent shall specifically extend to the provisions of Section 10 hereof. If such consent is denied, this Amendment shall be automatically deemed terminated. If such consent is not received on or before July 31, 2002, either Sublessor or Sublessee may terminate this Amendment on thirty (30) days written notice to the other, and this Amendment shall terminate at the end of such thirty (30) day notice period, unless the consent is received on or before the end of such thirty (30) day notice period. Sublessor and Sublessee shall cooperate and act in good faith to obtain such consent.

     3.   (a)   For the period from the Effective Date to and including
September 30, 2002, Sublessee shall not be required to pay any rent to Sublessor in connection with the Expansion Space other than the rent for the Furnishings (as defined in Section 4), as set forth in Section 4.

          (a) Beginning on October 1, 2002, Sublessee covenants and agrees to pay to Sublessor rent for the Expansion Space in the amount of Five Hundred Forty Thousand Dollars per annum ($540,000.00) in monthly installments of Forty-Five Thousand Dollars ($45,000.00). From and after October 1, 2002, the term "Monthly Base Rent", as used in the Sublease, shall mean Ninety Thousand Dollars ($90,000.00) per month.

     4. Sublessee accepts the Expansion Space in its "as-is" "where-is" condition and acknowledges that no representation with respect to the condition thereof has been made, provided, however, Sublessor shall deliver the Expansion Space in broom clean condition, free of all debris and personal property other than the Furnishings. Sublessor has no responsibility for improving the Expansion Space, performing any work, furnishing any materials or providing any monetary allowances. The parties hereto acknowledge and agree that Section 6 of Exhibit C of the Sublease applies only to the Original Subleased Premises and not to the Expansion Space.

     Sublessor shall deliver the Expansion Space to Sublessee with the furniture fixtures and equipment described in Exhibit B, attached hereto and made a part hereof, located therein (collectively, the "Furnishings"). Within forty-five
(45) days after the Effective Date, Sublessee shall designate the items on Exhibit B that it does not desire to retain and Sublessor shall promptly remove the same from the Expansion Space. Sublessee accepts the Furnishings in their then "as-is", "where-is" condition and WITHOUT ANY REPRESENTATIONS OR WARRANTIES. Sublessee has inspected the Furnishings and agrees that same are in a condition satisfactory to Sublessee. On and from the Effective Date through March 30, 2004, Sublessee agrees to pay to Sublessor, as additional rent for the use of the Furnishings, a monthly charge equal to $2,531.25 per month. In the event Sublessee notifies Sublessor to remove greater than 65% of "workstations" from Premises, monthly charge shall be reduced to $1,875.00 per month. Sublessee further agrees to pay any sales, use, personal property or similar tax (together with any related interest and penalties) imposed upon the Furnishings or the transfer and/or use thereof by Sublessee (and the foregoing obligation shall expressly survive the termination of the Sublease, as amended by this Amendment). Upon the expiration of the term, Sublessee shall remove the Furnishings from the Expansion Space and same shall be deemed the property of Sublessee. If the Sublease, as amended by this Amendment, shall expire by

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reason of default by Sublessee, the Furnishings shall not be removed from the
Expansion Space and shall be returned to Sublessor in the Expansion Space at the termination of the Sublease, as amended by this Amendment; provided that if such expiration by default shall occur on or after the 1st anniversary of the Sublease, as amended by this Amendment, Sublessee may elect, within ten (10) days following the date of such expiration and its sole discretion, to pay to Sublessor the present value of the above-described payments for the then remaining period of the Sublease, as amended by this Amendment, whereupon the Furnishings shall be the property of Sublessee.

     5. As of the Effective Date, Section 4 and Section 5 of Exhibit C of the Sublease are hereby deleted.

     6. On and from the Effective Date, Sublessee shall be responsible for contracting directly with the utility companies, and paying all bills, for electricity and other utilities furnished to the Subleased Premises and presently separately metered. As of the Effective Date, Section 3 of Exhibit C of the Sublease is deleted.

     7. As of the Effective Date, the Security required under Article 10 of the Sublease shall be deemed increased to $112,500.00 and Sublessee shall deposit with Sublessor an additional $56,250.00. If Sublessee has exercised its right under Art6icle 10 to deliver the Letter of Credit in lieu of cash, then Sublessee shall have fifteen (15) business days after the Effective Date to deliver to Sublessor a replacement Letter of Credit in the face amount of $112,500.00 or other documentation evidencing the increase in the face amount of the existing Letter of Credit from $56,250.00 to $112,500.00. The provisions of
Article 10 of the Sublease shall apply to the replacement Letter of Credit.

     8. Sublessee acknowledges that as of the date hereof Sublessor is not in default under any of the terms of the Sublease. Sublessor represents to the best of its knowledge that it is not in default under the Lease as of the date hereof.

     9. In connection with this Amendment, Sublessee acknowledges that it has not used the services of any real estate broker, agent or finder other than the Brokers, Sublessee agrees to indemnify, defend, pay on behalf of and hold harmless Sublessor and its officers, directors, invitees and agents, employees and servants from and against any loss, damage, liability, costs, claim or expenses (including, without limitation, reasonable attorney's fees) arising from or in connection with any claim by any broker, agent or finder, other than the Broker, for fees or commissions. Sublessor agrees to pay the fees and/or commissions due the Brokers pursuant to a separate agreement. The provisions of this Section 9 shall survive the termination of the Sublease, as amended by this Amendment.

     10. Section 11(f) of the Original Sublease is amended by inserting after the words "TERI Marketing Services, Inc." the words ", and may, without the consent of Sublessor, sublet approximately 5,000 square feet of the Subleased Premises to The Education Resources Institute, Inc., a non-affiliated entity,". The Prime Lessor consent referred to in Section 2(c) above shall not be effective unless it specifically refers and consents to the foregoing amendment.

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     11.  Except as herein and hereby extended, modified and amended, the
Original Sublease shall remain in full force and effect and all of the executory terms, provisions, covenants and conditions thereof are hereby ratified and confirmed. In the event of any conflict between the Original Sublease and this Amendment, this Amendment shall control.

     12. The persons executing this Amendment on behalf of the respective parties represent that such entities have duly authorized this Amendment and that the persons executing this Amendment on behalf of such entities are duly authorized to sign and execute this Amendment.

     IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Amendment of Sublease as of the day and year first written above.

WITNESSES                        SUBLESSOR:
                                 Metropolitan Life Insurance Company


/s/ Connee Gray                  By   /s/ Kevin L. Brandenburg
---------------------------        -----------------------------------------
                                 Name Kevin L. Brandenburg
                                 Title: Assistant Vice President


                                 SUBLESSEE:
                                 The First Marblehead Corporation


                                 By /s/ Ralph James
---------------------------        -----------------------------------------
                                 Name: Ralph James
                                 Title: President

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             LESSOR CONSENT TO AMENDMENT OF SUBLEASE AND SUPPLEMENT

For $1.00 and other good and valuable consideration, the undersigned, OMV Associates Limited Partnership, as Lessor (the "Lessor" under a certain Lease dated January 29, 1999, (the "Lease") with Metropolitan Life Insurance Company successor in interest to New England Life Insurance Company, as Lessee (the "Lessee"), with respect to the Premises consisting of approximately 45,500 square feet of office space located at Sauite 601, 31 St. James Avenue, Boston, Massachusetts (the "Leased Premises") hereby consents, pursuant to Paragraph 13 of the Lease, to the Amendment of Sublease and the Supplement to Sublease Amendment both dated July 12, 2002 by Lessee to The First Marblehead Corporation, as subtenant (the "Subtenant"), provided that Lessee shall remain liable to Lessor for the payment of all rent under the Lease and for the full performance of the covenants and conditions of the Lease.


                         LESSOR: OMV Associates Limited
                                 Partnership
                                 BY: Park Square Corporation - its
                                 General Partner
                                 By: Richard D. Cohen - its President


                                 /s/ Richard D. Cohen
                                 ------------------------------------------